SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                                      FORM 8-K

                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report(Date of earliest event reported): February 19, 1997

                          POMEROY COMPUTER RESOURCES, INC.
                          _______________________________
               (Exact name of registrant as specified in its charter)

       Delaware                           0-20022          31-1227808
       ____________                       ________         ___________
       (State or other jurisdiction      (Commission      (IRS Employer
          of incorporation)               file number)     Identification No.)


                       1020 Petersburg Road, Hebron, KY 41048
                       ______________________________________
                      (Address of principal executive offices)

          Registrant's telephone number, including area code (606)586-0600
                                                             ______________

       Item 1.   Changes in Control of Registrant

                 Not Applicable

       Item 2.   Acquisition or Disposition of Assets

                 Not Applicable

       Item 3.   Bankruptcy or Receivership

                 Not Applicable

       Item 4.   Changes in Registrant's Certifying Accountant

                 Not Applicable

       Item 5.   Other Events

                 In conjunction with  the filing of  an amended  registration
                 statement on Form S-3 on February   19,   1997,   which
                 registration statement incorporates this filing by reference, the Company is filing the attached recent financial results.

       Item 6.   Resignations of Registrant's Directors

                 Not Applicable

       Item 7.   Financial Statements and Exhibits

                 (a) Financial statements of business acquired

                 Not Applicable

                 (b) Pro forma financial information

                 Not Applicable

                 (c) Exhibits

                 Not Applicable

       Item 8.   Change in Fiscal Year

                 Not Applicable

                                     SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          POMEROY COMPUTER RESOURCES, INC.
                                          ________________________________

       Date: February 19, 1997            By: /s/ Edwin S. Weinstein
                                          ________________________________
                                          Edwin   S.    Weinstein,    Chief
                                          Financial Officer

                              RECENT FINANCIAL RESULTS

       The Company  recently  announced  financial  results  for  the  fourth quarter and the fiscal year ended January 5, 1997. The following table presents selected unaudited  historical financial  information of  the
       Company  for  the   periods  indicated.   Such  historical   financial
       information, in the  opinion of management,  includes all  adjustments
       (consisting  of  normal  occurring  accruals)  necessary  for  a  fair presentation of results of operations for these periods.

                                                               (unaudited)
                                                   (in thousands, except per share data)
                                           Quarter ended January 5,     Year ended January, 5
                                           ________________________     _____________________
                                              1997           1996          1997        1996

             Net sales and revenues        $ 102,323      $  59,252     $ 336,358   $ 230,710

             Net income                    $   1,319      $   3,115     $   6,232   $   4,367

             Net income per fully-diluted
               common share                $    0.47      $    0.32     $    1.14   $    1.08

       Total net sales and revenues for the fourth quarter ended January 5, 1997 increased $43.0 million, or 72.5%, to $102.3 million from $59.3 million in the fourth quarter of fiscal 1995. This increase was primarily attributable to the acquisitions of TCSS and DILAN and, to a lesser extent, increased sales to existing and new customers. After eliminating fiscal 1996 revenues from the TCSS and DILAN acquisitions, total net sales and revenues for the fourth quarter of 1996 increased approximately 32.0%. Net income for the fourth quarter of fiscal 1996 increased 136.0% to $3.1 million, or $0.47 per fully diluted share, from $1.3 million, or $0.32 per fully diluted share, in the fourth quarter of fiscal 1995. The increase in net income was primarily attributable to improvement in gross profit margins which offset any increases in operating expenses. The improvement in gross profit margins can be attributed to the Company's increased purchasing power, which allowed it to negotiate lower costs from its suppliers. In addition, service revenues, which have a higher gross profit margin, increased as a percentage of total net sales and revenues.

       Total net sales and revenues increased $105.7 million, or 45.8%, to $336.4 million in fiscal 1996 from $230.7 million in fiscal 1995. This increase was primarily attributable to the TCSS and DILAN acquisitions and, to a lesser extent, increased sales to existing and new customers. After eliminating (i) fiscal 1995 revenues relating to the Kingsport, Tennessee branch, which was closed in September 1995, and P&G, which ceased to purchase products and services from the Company in September 1995, and (ii) fiscal 1996 revenues from the TCSS and DILAN acquisitions, total net sales and revenues for fiscal 1996 increased approximately 27.1%. Net income for fiscal 1996 increased 43.0% to $6.2 million, or $1.14 per fully diluted share, from $4.4 million, or $1.08 per fully diluted share, in fiscal 1995. Fiscal 1996 results include an after tax charge of $2.6 million ($0.48 per share) for the settlement and related costs associated with the Vanstar litigation. The increase in net income was primarily attributable to improvement in gross profit margins which offset any increases in operating expenses. The improvement in gross profit margins can be attributed to the Company's increased purchasing power, which allowed it to negotiate lower costs from its suppliers. In addition, service revenues, which have a higher gross profit margin, increased as a percentage of total net sales and revenues.